SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LIFETIME ACHIEVEMENT FUND, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person (s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
_________________________________________________________________________
	2)	Aggregate number of securities to which transaction applies:
_________________________________________________________________________
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________________________
	4)	Proposed maximum aggregate value of transaction:
_________________________________________________________________________
	5)	Total fee paid:
_________________________________________________________________________

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
_________________________________________________________________________

	2)	Form, Schedule or Registration Statement No.:
_________________________________________________________________________

	3)	Filing Party:
_________________________________________________________________________

	4)	Date Filed:

Dear Fellow Lifetime Achievement Fund Shareholders:

After careful consideration, we are recommending that our Fund join the Northern Lights Fund Trust III. Over the years, rules and regulations have increased tremendously in the industry, which has led to increasing costs of doing business. As part of the series trust, our Fund will share a board of trustees, chief compliance officer and much of the infrastructure supporting compliance, reporting, shareholder services, transactions and back-office functions with other funds within the trust which benefits our shareholders by saving money.

We will continue to manage the Fund just as we have over the years as this change does not affect the Fund’s investment strategy. Furthermore, this change will allow us to further dedicate ourselves to the portfolio and to helping our clients achieve their financial goals.

We will continue to look for further ways to increase operational efficiencies in our business to better meet the expectations of an increased regulatory environment and counteract increased costs. We ask for your support in this matter. To do so, please complete and return the enclosed proxy card or vote by phone or email as soon as possible before the special shareholders meeting on February 17, 2012. If you have any questions or concerns, please call or email us to discuss.

Peace & Goodwill,

Roland Manarin

President - Portfolio Manager

roland@manarin.com

Aron Huddleston, CFA

Vice President - Portfolio Manager

aron@manarin.com

CFA® and Chartered Financial Analyst® are trademarks owned by CFA Institute.